Exhibit 99.1

ParkerVision, Inc. Signs Licensing Agreement with Chip Supplier for Mobile Handsets

ParkerVision’s d2p™ and d2d™ Technologies to be Designed into 3G Chipsets

JACKSONVILLE, Fla., December 21, 2007, ParkerVision, Inc. (Nasdaq: PRKR), announced today that it has entered into a royalty-bearing intellectual property license agreement with a worldwide provider of chipsets to mobile handset manufacturers. The license agreement covers both ParkerVision’s d2p RF transmit and d2d RF receive technologies. The company anticipates that royalties in the first year of shipments will range from approximately $5.0 to $10.0 million with significant growth potential in subsequent years based on the high-growth profile of the targeted cellular markets and expanded product applications that are contemplated in the agreement. This customer is targeting its initial product launch for late 2008.

D2p and d2d are ParkerVision’s proprietary radio frequency (RF) technologies for the modulation, amplification, and demodulation of RF waveforms. Together, these technologies provide for the development of cost-effective, high-performance, low-current complete RF systems. Initially targeted at the 2.5 and 3G markets, the ParkerVision-enabled solutions will allow handset users to experience greater talk times, in smaller and lower-cost handsets than is possible using current state-of-the-art technology.

Jeffrey Parker, CEO and Chairman of ParkerVision, commented, “The first commercial licensee of our RF technologies for applications in the mobile handset market is an important milestone for ParkerVision. Our customer conducted extensive due-diligence in the evaluation of our prototypes and the underlying technology over the course of many months.”

Mr. Parker continued, “This customer intends to implement our technology initially in single-mode product lines primarily targeted at high-growth markets. This decision reflects the cost effectiveness of our technology in even the most price sensitive applications. In addition, the initial application leverages our internal prototype ICs, enabling our customer to target its product launch for late 2008. We consider it a strong testament to the performance and value proposition of our technology that we are able to make this announcement today.”

The business relationship also contemplates additional future products including multi-mode devices that will also incorporate 4G standards. ParkerVision’s technology enables deployment of multi-mode functionality in a handset without the need for redundant transmitters and receivers. Expansion into additional product opportunities will also expand the company’s royalty opportunity.

The company will host a conference call to discuss this announcement today at 4:00 PM ET. The conference call will be accessible by telephone at 888-599-4876 (no passcode required) and participants are advised to dial-in at least five minutes before the scheduled start time. The replay of the conference call will be available for seven days by telephone at (888) 203-1112 or (719) 457-0820 using passcode 7295421 and accessible by webcast via the Internet at www.parkervision.com for a period of 90 days.

About ParkerVision

ParkerVision is focused on the commercialization of its proprietary RF communication technologies that enable significant advancements in wireless products and services. These technologies are described collectively as Energy Signal Processing™ (ESP™). ESP optimally processes RF waveform energy, eliminating costly and inefficient circuit processes inherent in traditional RF designs. ParkerVision’s solutions will initially address key needs for extended battery life, reduced cost and higher performance in mobile handsets as the cellular industry migrates to next generation (3G) networks. The company's extended business strategy targets additional market opportunities in communications and networking where it can leverage its ESP technologies for products and services in an increasingly wireless world. (PRKR-I)

Safe Harbor Statement

This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company's SEC reports, including the Form 10K for the year ended December 31, 2006 and the Forms 10Q for the quarters ended March 31, June 30 and September 30, 2007. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.